Exhibit 5.1

Opinion of Counsel

Hexcel Corporation

Two Stamford Plaza

281 Tresser Blvd.

Stamford, CT 06901

May 2, 2013

Hexcel Corporation

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut 06901

Re:	Hexcel Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel of Hexcel Corporation, a Delaware corporation (the “Company”). This opinion is being rendered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 3,805,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued by the Company pursuant to the Hexcel Corporation 2013 Incentive Stock Plan (the “Plan”).

In arriving at the opinion expressed below, I have reviewed the Plan and the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company and such other documents, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and not verified the accuracy as to factual matters of each document that I have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices not less than the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Ira J. Krakower
Ira J. Krakower, Esq.